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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Bancinsurance Corporation's 1984 Stock Option Plan and the 1994 Stock Option Plan on Form S-8 of our report dated February 27, 1998, on our audits of the consolidated financial statements of Bancinsurance Corporation as of December 31, 1997 and 1996 and for the years ended December 31 1997, 1996 and 1995 which report is incorporated by reference in this Annual Report on Form 10-K and our report on the financial statement schedules of Bancinsurance Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, included in this Annual Report on Form 10-K.




Columbus, Ohio
February 27, 1998